Filed pursuant to Rule 433
Registration No. 333-130323
Free Writing Prospectus Dated June 15, 2006
10 Year Senior Fixed Rate Notes Offering

Issuer:	St. Paul Travelers Companies, Inc.
Ratings:	A3 / A- / A-
CUSIP	792860 AJ 7
Principal Amount:	$400 million
Security Type:	Senior Unsecured Notes
Legal Format:	SEC Registered
Settlement Date:	June 20, 2006
Maturity Date:	June 20, 2016
Issue Price:	99.648%
Coupon:	6.250%
Benchmark Treasury:	5.125% due May 15, 2016
Spread to Benchmark:	120 basis points (1.200%)
Treasury Strike:	5.098%
Re-Offer Yield:	6.298%
Daycount Convention:	30/360; Unadjusted
Interest Payment Dates:	Semi-annually on June 20 and December 20, commencing on December 20, 2006
Make-whole call:	At any time at a discount rate of Treasury plus 20 basis points
Denominations:	$1,000
Underwriters:	Goldman, Sachs & Co.
Lehman Brothers Inc. (Billing & Delivering)
Co-Managers:	BB&T Capital Markets
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
RBC Capital Markets Corporation
UBS Securities LLC
Wachovia Capital Markets, LLC
The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR® on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at toll-free 1-866-471-2526 or Lehman Brothers Inc. at toll-free 1-888-603-5847.

30 Year Senior Fixed Rate Notes Offering

Issuer:	St. Paul Travelers Companies, Inc.
Ratings:	A3 / A- / A-
CUSIP	792860 AK 4
Principal Amount:	$400 million
Security Type:	Senior Unsecured Notes
Legal Format:	SEC Registered
Settlement Date:	June 20, 2006
Maturity Date:	June 20, 2036
Issue Price:	98.558%
Coupon:	6.750%
Benchmark Treasury:	5.375% due February 15, 2031
Spread to Benchmark:	165 basis points (1.650%)
Treasury Strike:	5.214%
Re-Offer Yield:	6.864%
Daycount Convention:	30/360; Unadjusted
Interest Payment Dates:	Semi-annually on June 20 and December 20, commencing on December 20, 2006
Make-whole call:	At any time at a discount rate of Treasury plus 25 basis points
Denominations:	$1,000
Joint Bookrunners:	Goldman, Sachs & Co.
Lehman Brothers Inc. (Billing & Delivering)
Co-Managers:	BB&T Capital Markets
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
RBC Capital Markets Corporation
UBS Securities LLC
Wachovia Capital Markets, LLC
The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR® on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at toll-free 1-866-471-2526 or Lehman Brothers Inc. at toll-free 1-888-603-5847.